Exhibit 10.1

SERVICE AGREEMENT

THE UNDERSIGNED:

1.	ATAI LIFE SCIENCES N.V., having its registered office in Amsterdam, the Netherlands, (referred to below as the “Company”);

and

2.	Florian Brand, residing at the most recent address for the Managing Director in the Company’s personnel files (referred to below as “Managing Director”);

WHEREAS:

(a)

The Company is converted into a public company under Dutch law (the date of this conversion considered as the “Effective Date”), and the articles of association of the Company have been amended and completely readopted.

(b)	The Company wishes to engage the services of the Managing Director and the Managing Director wishes to render such services to the Company.

(c)	The General Meeting of the Company (“General Meeting”) has appointed the Managing Director as a Managing Director of the Company as per the Effective Date.

(d)	The parties wish to regulate and record their legal relationship in a contract for services in accordance with applicable laws.

(e)	The parties wish to lay down the conditions pursuant to which the Managing Director will perform work for the Company in this contract (referred to below as the “Contract”).

HEREBY AGREE AS FOLLOWS:

Article 1

Commencement/duration/services

1.

Provided that the Company is converted into a public company under Dutch law, on the Effective Date the Managing Director is appointed to the Board of Managing Directors and this Contract shall come into effect. Effective as of the Effective Date, this Contract will supersede any prior agreements between the Managing Director and the Company, its subsidiaries and affiliated companies.

2.	The Managing Director shall control and manage the Company’s business and affairs.

3.	The Managing Director will have the powers and duties assigned to him by law and under the Company’s Articles of Association.

4.

This is a fixed-term contract for the term that the Managing Director is appointed as a Managing Director of the Company as per the appointment resolution of the General Meeting. In the event of termination of the appointment as a Managing Director, for any reason, or a resignation as managing director by the Managing Director, this Contract shall terminate at the end of the third month following the month in which the termination of the appointment or the resignation was declared, subject to the Company fulfilling its obligations under Article 4.2 or 4.3 of this Contract, as applicable, if the Managing Director becomes entitled to the payments and benefits set forth in such Articles in accordance with the terms of this Contract. In the event of a termination of the appointment or a resignation by the Managing Director, the Company shall be entitled to release the Managing Director from any further activity for the Company. The release of the Managing Director shall be subject to continued payment of the pro rata annual Base Salary in accordance with Article 2.1 of this Contract, but subject to Article 4.4 of this Contract, and to the offsetting of existing or accrued vacation entitlements in accordance with Article 7 of this Contract.

5.

The Company provides the Managing Director with all competence and information that are needed for a good performance of the services. In return, the Managing Director shall provide to the Company all information as it may request.

6.

The Managing Director shall act in the best interest of the Company and to the best of his abilities in a skilled and professional manner in accordance with applicable laws, the Company’s Articles of Association, the instructions of the General Meeting from time to time, the Corporate Governance Guidelines for the Management Board, the Dutch Corporate Governance Code, and other applicable rules and code of conduct.

7.

By entering into this Contract, the Managing Director confirms that he is able to allocate sufficient time to meet the requirements of his role. A discussion with the General Meeting or the Board of Supervisory Directors, as applicable, is required before he accepts additional commitments that might affect the time he is able to devote to his role as a member of the Board of Managing Directors.

8.	If the Managing Director foresees that he will not, not timely or not sufficiently, be able to comply with his obligations, he must inform the Company immediately.

9.

The Managing Director will use his best endeavors to attend all board meetings, the Company’s annual general meeting and other shareholder meetings from time to time, and all meetings of any board committees of which the Managing Director is from time to time a member. If the Managing Director is unable to attend any meeting, he will notify the Company thereof a reasonable period in advance of such meeting wherever possible.

10.

In addition to services above the Managing Director may also be asked to attend other functions, meetings or events relating to the Company from time to time and, subject to the Managing Director’s availability, the Managing Director may from time to time be consulted by other directors on matters to which the Managing Director’s experience, knowledge or skills are of relevance.

11.	The tasks and duties assigned to the Managing Director in this Contract shall apply mutatis mutandis in case of the assumption of executive functions in affiliated companies of the Company.

12.

To the extent applicable, the Managing Director represents and warrants that he possesses and will maintain all licenses, permits, regulatory approvals, and qualifications necessary to perform the services under this Contract.

Article 2

Remuneration / Expenses

1.

From the Effective Date, for the performance of his services under this Contract, the Managing Director shall receive a fixed annual gross salary of USD 550,000 (the ”Base Salary”), payable in twelve equal instalments – after deduction of any taxes and social security contributions if applicable – at the end of each calendar month.

2.	The Company shall cover up to a maximum of USD 960 monthly of the contributions paid by the Managing Director to his private health and long-term care insurance.

3.

During the term of the Contract, the Managing Director shall be eligible to participate in an annual incentive program established by the Board of Supervisory Directors of the Company. The Managing Director’s annual short-term incentive compensation under such incentive program (the “Bonus”) shall be targeted at 50% of the Base Salary (the “Target Bonus”). The Bonus payable under the incentive program shall be based on the achievement of performance goals to be determined by the Board of Supervisory Directors. The payment of any Bonus pursuant to the incentive program shall be subject to Managing Director’s continued services with the Company through the applicable date(s) of payment.

4.

With the payment of the remuneration under this Contract, the activities of the Managing Director for other companies affiliated with the Company shall also be compensated and the Managing Director shall not be entitled to any additional compensation for such activities or services.

5.

Travel costs and other expenses incurred by the Managing Director in the course of the performance of his proper Managing Director duties in connection with business-related travel shall be reimbursed by the Company in accordance with the Company’s policy.

6.

The Company shall bear the costs for a business mobile phone including the associated contract, device and call costs. The Managing Director may also use the mobile phone privately to a reasonable extent. If the Managing Director uses his private mobile phone and the associated mobile phone contract for business purposes, the Company shall alternatively reimburse the costs of the private mobile phone contract.

7.

The Company shall bear the costs of a company apartment for the Managing Director outside Berlin if this is reasonable from an economic point of view. The costs of the apartment should be reasonable, in proportion to the activity and length of stay at the respective location and, in particular, replace any accommodation costs otherwise incurred (such as hotel costs). With regard to the costs, the principle of economic efficiency and reasonableness always applies.

Article 3

Premature termination and dissolution of this Contract

1.

Without prejudice to the provisions of Article 1.4, the Company may prematurely terminate this Contract without Cause and with immediate effect, subject to the Company fulfilling its obligations under Article 4.2 or 4.3 of this Contract, as applicable.

2.

Either of the parties may terminate this Contract (whether or not prematurely) with immediate effect, without observing any notice period and without any notice of default or judicial intervention being required, in full or in part, by registered letter, stating the reasons, if the other party:

2.1	applies for a suspension of payment;

2.2	has been declared bankrupt;

2.3	is dissolved and/or wound up or if a petition for its dissolution or winding-up has been filed; or

2.4	is a legal entity and a third party gains control over or obtains a decisive vote in respect of that legal entity.

3.

The Company may terminate this Contract (whether or not prematurely) with immediate effect, without observing any notice period and without any notice of default or judicial intervention being required on any ground whatsoever, in full or in part, by registered letter, for Cause (as defined below). A termination of the Contract on the basis of this provision will have as a consequence the end of the Managing Director’s membership on the Board of Managing Directors in accordance with applicable laws.

4.

If the Managing Director’s with Company terminates for any reason, the Managing Director shall be deemed to have resigned at that time from any and all positions that he may have held with Company or any affiliates, as designated by Company or any affiliates, or any other positions that he held on behalf of Company or any affiliates. If, for any reason, this Article 3.4 is deemed insufficient to effectuate such resignation, following a reasonable opportunity to review, the Managing Director hereby authorizes Company and any affiliates to execute any documents or instruments consistent herewith which Company may deem necessary or desirable to effectuate such resignation or resignations, and to act as his attorney in fact. The Company will provide the Managing Director with a copy of such documents.

Article 4

Payments upon termination

1.

If the Contract shall terminate as a result of Managing Director’s termination by the Company for Cause, or Managing Director’s termination or resignation from the Company for any reason other than Good Reason, death or illness, then Managing Director shall not be entitled to any severance payments or benefits, except for payment of the Accrued Obligations and as required by applicable law. For purposes of this Contract, “Accrued Obligations” means (i) the portion of the Managing Director’s Base Salary earned through the date of termination of this Contract, but not yet paid to the Managing Director; (ii) any expense reimbursements owed to the Managing Director pursuant to Article 2; (iii) any vested benefits owed to the Managing Director under any qualified retirement plan or health and welfare benefit plan in which the Managing Director was a participant in accordance with applicable law and the provisions of such plan, and (iv) any accrued but untaken holidays in accordance with the Company’s holiday policy. For the avoidance of doubt, nothing in this Contract shall result in the termination of Managing Director’s vested stock options and the terms of the applicable option agreement (including the applicable equity plan) will control.

2.

If the Contract is terminated by the Company without Cause, or due to Managing Director’s resignation with Good Reason, and subject to Managing Director signing on or before the 21st day following the termination of this Contract, and not revoking, a release of claims in substantially the form attached hereto as Exhibit A, which form may be updated with any changes as may be reasonably necessary under applicable law, which change(s) will not be reasonably withheld by the Managing Director (to the extent consent is required), to effectuate the intent of the release of claims (the “Release”) and Managing Director’s continued compliance with the restrictive covenants in articles 5 and 8, Managing Director shall receive, in addition to the Accrued Obligations, the following:

(i)

an amount equal to 1.0 times the Managing Director’s then-current Base Salary, payable in the form of salary continuation in regular installments over the twelve (12) month period following the termination of this Contract in accordance with the Company’s normal payroll practices;

(ii)

the earned but unpaid portion of the Bonus, if any, for any calendar year ending prior to the calendar year in which the termination of the Contract occurs (as determined by the Board of Managing Directors in good faith for the performance year).

3.

In lieu of the payments and benefits set forth in article 4.2, in the event the Contract is terminated by the Company without Cause, or due to Managing Director’s resignation with Good Reason, in either case, on or within twelve (12) months following the date of a Change in Control, subject to Managing Director signing on or before the 21st day following the termination of this Contract, and not revoking, the Release and Managing Director’s continued compliance with the restrictive covenants in articles 5 and 8, Managing Director shall receive, in addition to the Accrued Obligation, but in lieu of the payments and benefits set forth in article 4.2, the following:

(i)

an amount in cash equal to the sum of (A) 18 months of the Managing Director’s then-current Base Salary, and (B) 1.5 times the then-current Target Bonus, payable in a lump sum within sixty (60) days following the termination of this Contract (the “Change in Control Payment”);

(ii)

the earned but unpaid portion of the Bonus, if any, for any calendar year ending prior to the calendar year in which the termination of the Contract occurs (as determined by the Board of Managing Directors in good faith for the performance year); and

(iii)

all unvested equity or equity-based awards that vest solely based on the passage of time and are then held by the Managing Director under any Company equity compensation plans shall immediately become 100% vested (with any such awards that vest in whole or in part based on the attainment of performance-vesting conditions being governed by the terms of the applicable award agreement), and the time period that the Managing Director may have to exercise any stock options shall be extended for a period equal to the shorter of (x) 18 months or (y) the remaining term of the applicable stock option.

4.

The Managing Director acknowledges that, in the event of termination of this Contract under Article 4.2 or Article 4.3, the payments and benefits set forth in Article 4.2 and Article 4.3, as applicable, represent all payments and benefits owed to the Managing Director by the Company in connection with the termination of the Managing Director’s service with the Company and the Managing Director shall not be entitled to any additional notice period or continued payment of his Base Salary pursuant to any other provision of this Contract.

5.	The following definitions shall have the following meanings for purposes of this Contract:

(a) Cause. The Company shall have “Cause” to terminate this Contract:

(i)

the commission by the Managing Director of, or indictment of the Managing Director for, (A) a felony or (B) any misdemeanor involving moral turpitude, deceit, or intentional fraud (“indictment,” for these purposes, meaning an indictment, probable cause hearing or any other procedure pursuant to which an initial determination of probable or reasonable cause with respect to such offense is made);

(ii)	the Managing Director’s gross negligence, willful misconduct or repeated insubordination with respect to the Company or any affiliate;

(iii)	the Managing Director’s use of alcohol or illegal drugs in a manner that impairs the performance of the Managing Director’s obligations under this Contract;

(iv)

the Managing Director has engaged in misconduct that violates any applicable law prohibiting workplace harassment, including but not limited to sexual harassment, and/or discrimination, or that violates any written policy of the Company adopted to prevent workplace harassment or discrimination;

(v)	the Managing Director’s engagement in conduct which the Managing Director knows or reasonably should have known would cause the Company to violate any law; or

(v)

(A) repeated failure of Managing Director to substantially perform his duties hereunder or (B) the Managing Director’s material breach of any of the material obligations of the Managing Director under this Contract if such breach is not cured within five (5) days of notice of such breach to the Managing Director from the Board of Supervisory Directors.

(b) Change in Control. “Change in Control” shall mean:

(i)	any “person,” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Act”) (other than Company, any affiliate,

or any trustee, fiduciary or other person or entity holding securities under any employee benefit plan or trust of Company or any affiliate), together with all “affiliates” and “associates” (as such terms are defined in Rule 12b-2 under the Act) of such person, shall become the “beneficial owner” (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, of securities of Company representing fifty percent (50%) or more of the combined voting power of Company’s then outstanding securities having the right to vote in an election of the Board of Supervisory Directors (“Voting Securities”) (in such case other than as a result of an acquisition of securities directly from Company); or

(ii)

the consummation of (A) any consolidation or merger of Company where the shareholders of Company, immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, shares representing in the aggregate more than fifty percent (50%) of the voting shares of the Company issuing cash or securities in the consolidation or merger (or of its ultimate parent corporation, if any), or (B) any sale or other transfer (in one transaction or a series of transactions contemplated or arranged by any party as a single plan) of all or substantially all of the assets of the Company.

Notwithstanding the foregoing, a Change in Control shall not be deemed to have occurred (x) as a result of an initial public offering or direct listing of the Company’s equity securities or other financing transaction, (y) as a result of a transaction that occurs to change the domicile of the Company, or (z) for purposes of the foregoing clause (i) solely as the result of an acquisition of securities by the Company that, by reducing the number of shares of Voting Securities outstanding, increases the proportionate number of Voting Securities beneficially owned by any person to fifty percent (50%) or more of the combined voting power of all of the then outstanding Voting Securities; provided, however, that if any person referred to in this sentence shall thereafter become the beneficial owner of any additional shares of Voting Securities (other than pursuant to a stock split, stock dividend, or similar transaction or as a result of an acquisition of securities directly from Company) and immediately thereafter beneficially owns fifty percent (50%) or more of the combined voting power of all of the then outstanding Voting Securities, then a Change in Control shall be deemed to have occurred for purposes of the foregoing clause (i).

(d) Good Reason. “Good Reason” shall mean (i) the Company’s material breach of any of the material obligations of the Company under this Contract or (ii) the Managing Director is involuntarily removed as a member of the Management Board. Notwithstanding the foregoing, no Good Reason under clause (i) will have occurred unless and until: (a) Managing Director resigns within ninety (90) days of Managing Director’s knowledge of the occurrence of the facts and circumstances underlying the Good Reason event, (b) Managing Director has provided the Company, within sixty (60) days of Managing Director’s knowledge of the occurrence of the facts and circumstances underlying the Good Reason event, written notice stating with specificity the applicable facts and circumstances underlying such finding of Good Reason; (c) the Company has had an opportunity to cure the same within thirty (30) days after the receipt of such notice; and (d) the Company shall have failed to so cure within such period.

Article 5

Noncompetition / Non solicitation

1.

Noncompetion; During the Term and the period commencing on the Date of Termination and ending on the first anniversary of the Date of Termination, the Managing Director shall not, without the Company’s prior written consent, whether individually, as a director, manager, member, stockholder, partner, owner, employee, consultant, advisor, agent, or in any other capacity, other than on behalf of the Company or any Affiliates, directly or indirectly, organize, establish, own, operate, manage, control, engage in, participate in, invest in, permit the Managing Director’s name to be used by, act as a consultant or advisor to, render services for (alone or in association with any person, firm, corporation or business organization), or otherwise assist any person that engages in any Competitive Business (as defined below) anywhere in the world. Notwithstanding the prior sentence, nothing shall prevent the Managing Director from owning, for passive investment purposes not intended to circumvent this Contract, less than five percent (5.0%) of the publicly-traded or privately-held common equity securities of any such person. The Managing Director agrees and acknowledges that the Managing Director has the means to support the Managing Director and the Managing Director’s dependents other than by violating the provisions of this Article 5.1, and the provisions of this Article 5.1 will not impair such ability. For purposes of this Section 9, “Competitive Business” shall mean the research, development and/or commercialization (collectively, “Develop”) of any compound that has psychedelic, entactogenic and/or oneirophrenic properties, which is being Developed for the treatment of a mental health disease or disorder, and which Development would be competitive to any business conducted by the Company or any Affiliate or any business of which the Managing Director knows the Company or any Affiliate has specific plans to engage in on the Date of Termination.

2.

Nonsolicitation; During the term of this Contract and for a period of two (2) years after the termination of this Contract, the Managing Director will not directly or indirectly (i) solicit any individual who, at the time of the solicitation is, or within the six (6) month prior to the termination of this Contract was, an employee of or consultant to Company or any affiliate to terminate his relationship with the Company or any affiliate; or (ii) attempt to induce any clients, licensors, licensees or customers of Company or any affiliate to terminate, breach or materially change any contractual or other relationship with Company or any affiliate.

3.

Use of Material Undisclosed Information. The Managing Director acknowledges that it is the policy of the Company that all employees are prohibited from benefiting from the possession of material undisclosed information concerning the Company or any affiliated companies, providers or business partners (in each case provided they are listed on a national or international securities exchange) with respect to trading in the public securities markets. The Managing Director covenants and agrees that he will abide by such policy.

4.

Reasonable Restrictions. The Managing Director further acknowledges and agrees that the provisions of this Article 5 are reasonable and properly required for the adequate protection of the Company’s business. The Managing Director represents and warrants that (i) the restrictive provisions of this Article 5 will not substantially impair the Managing Director’s ability to earn a livelihood, nor will such provisions cause the Managing Director undue hardship, and (ii) the Managing Director has fully and carefully read this Contract and has been advised by the Company to consult with an attorney of the Managing Director’s choice and that the Managing Director fully understands and agrees with the provisions of this Contract, including this Article 5.

5.

Blue Penciling. If, at the time of enforcement of any of the provisions of this Article 5, a court shall hold that the duration, scope, geographic area or other restrictions stated herein are unreasonable under circumstances then existing, the Managing Director and the Company agree that the maximum duration, scope, geographic area or other restrictions deemed reasonable under such circumstances by such court shall be substituted for the stated duration, scope, geographic area or other restrictions.

Article 6

Incapacity for work / Payment of remuneration in the event of incapacity for work / Benefits in case of death

1.

The Managing Director is obliged to notify the Company immediately of any inability to work, whether for health or other reasons, and its expected duration. In the event of prevention from work (e.g. due to illness) for a period of more than three calendar days, the Managing Director is obliged to inform the Company on the fourth day of the prevention from work about the reason and duration of the prevention from work and to point out urgent tasks to be completed. In the event of illness, the Managing Director shall be obliged to submit to the Company a doctor’s certificate of incapacity for work and its expected duration from the third calendar day of absence. The Managing Director hereby assigns to the Company any (damage) claims in the amount of the payments made or to be made by the Company under this provision to which it is entitled against third parties on account of the inability to work. The Managing Director is obliged to provide the Company without delay with all information necessary for the assertion of such (damage) claims and to hand over the documents required for this purpose.

2.

If the Managing Director is prevented from work due to illness or other similar reasons for which he is not responsible, he shall be entitled to continued payment of his Base Salary in accordance with Article 2.1 during the period of such prevention due to illness or other similar reasons, but in no event for more than six months after the occurrence of the prevention and for no longer than the duration of his appointment to the Management Board. However, the Base Salary shall be reduced by the amounts, which the Managing Director receives from third parties for the period of his incapacity to work, in particular from health insurance or daily benefits insurance. The Managing Director is obliged to inform the Company immediately and completely of such payments.

3.

If the Managing Director dies during the term of this Contract, his widow and his dependent children shall be entitled as joint and several creditors to continued payment of his Base Salary in accordance with Article 2.1 for the month of death and the six following months, but limited until the date by which this Contract would have terminated independently of the death of the

Managing Director. The beneficiary(s) shall accept that any payment obtained from any fund and/or insurance as death benefit will be offset against the aforementioned payments. An aggregation shall however not take place insofar, as (insurance) payments are based on own performance of the Managing Director.

Article 7

Vacation

1.

The Managing Director is entitled to paid vacation of 30 working days per calendar year. If service starts or ends during a given year, vacation in the relevant calendar year shall be granted pro rata temporis.

2.	Working days within the meaning of this provision are all calendar days with the exception of Saturdays, Sundays and legal holidays at the Managing Director’s place of service.

3.	No leave shall be carried over to the next calendar year, irrespective of the reasons why the leave cannot be taken.

4.	In the event of termination of this contractual relationship, no vacation compensation shall be paid.

Article 8

Confidentiality clause

1.

Both during the term of this Contract and after its termination, the Managing Director may not inform third parties, in any manner whatsoever, either directly or indirectly, about any details concerning the business of the Company or of companies affiliated with the Company in respect of or related to customers or business relations of the Company.

2.

Without prejudice to the above, without the Company’s prior written consent the Managing Director may not provide third parties with information or data carriers relating to the Company or to companies affiliated with the Company, take the same outside the Company’s company or cause the same to be taken outside the Company’s company.

3.

The term “affiliated companies” as used in paragraphs 1 and 2 of this Article in any event includes companies that form part of the same group as the Company and companies in which the Company participates in any manner whatsoever.

4.

The Managing Director may be obligated, contrary to the provisions of Article 6:92(1), (2) and (3) of the Dutch Civil Code, to comply with paragraphs 1 and 2 of this Article and/or to pay full damages in respect of non-compliance with any provision of this Article.

Article 9

Liability and insurance

The Company has taken out a liability insurance in connection with the performance of the services by the Managing Director under this Contract, which applies subject to the terms and conditions thereof.

Article 10

Return of documents upon termination of this Contract

All documents, records and copies thereof and other data carriers that come into the Managing Director’s possession for the benefit of the Company during the term of this Contract are and will remain the Company’s property and will be made available to the Company or, with the consent of the Company (not to be unreasonably withheld) destroyed by the Managing Director on the day on which this Contract ends.

Article 11

Applicable law and disputes

1.	This Contract is governed by Dutch law.

2.	The Dutch courts have exclusive jurisdiction to hear and decide on any disputes directly or indirectly arising from this Contract.

So agreed between the parties and signed in duplicate originals

on 2021	on 2021

the Company	the Managing Director

ATAI Life Sciences N.V.	Florian Brand
Florian Brand

EXHIBIT A

Separation Agreement and Release

This Separation Agreement and Release (“Agreement”) is made by and between Florian Brand (“Managing Director”) and ATAI Life Sciences N.V. (together with any successor, the “Company”) (collectively referred to as the “Parties” or individually referred to as a “Party”).

WHEREAS, the Parties have previously entered into that certain Service Agreement, dated as of             , 2021 (the “Service Agreement”); and

WHEREAS, in connection with Managing Director’s termination of service with the Company or a subsidiary or affiliate of the Company effective             , 20    , the Parties wish to resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions, and demands that Managing Director may have against the Company and any of the Releasees as defined below, including, but not limited to, any and all claims arising out of or in any way related to Managing Director’s service relationship with or separation from the Company or its subsidiaries or affiliates but, for the avoidance of doubt, nothing herein will be deemed to release any rights or remedies in connection with Managing Director’s ownership of vested equity securities of the Company or one if its affiliates, vested benefits or Managing Director’s right to indemnification by the Company or any of its affiliates pursuant to contract or applicable law (collectively, the “Retained Claims”).

NOW, THEREFORE, in consideration of the severance payments and benefits described in Article 4.[2/3] of the Service Agreement, which, pursuant to the Service Agreement, are conditioned on Managing Director’s execution and non-revocation of this Agreement, and in consideration of the mutual promises made herein, the Company and Executive hereby agree as follows:

1.    Severance Payments. The Company agrees to provide Managing Director with the severance payments and benefits described in Article 4.[2/3] of the Service Agreement, payable at the times set forth in, and subject to the terms and conditions of, the Managing Director Agreement.

2.    Release of Claims. Managing Director agrees that, other than with respect to the Retained Claims, the foregoing consideration represents settlement in full of all outstanding obligations owed to Managing Director by the Company, any of its direct or indirect subsidiaries and affiliates, and any of its or their current and former officers, directors, equityholders, managers, employees, agents, investors, attorneys, shareholders, administrators, affiliates, benefit plans, plan administrators, insurers, trustees, divisions, and subsidiaries and predecessor and successor corporations and assigns (collectively, the “Releasees”). Managing Director, on Managing Director’s own behalf and on behalf of any of Managing Director’s affiliated companies or entities and any of their respective heirs, family members, executors, agents, and assigns, other than with respect to the Retained Claims, hereby and forever releases the Releasees from, and agrees not to sue concerning, or in any manner to institute, prosecute, or pursue, any claim, complaint, charge, duty, obligation, or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Managing Director may possess against any of the Releasees arising from any omissions, acts, facts, or damages that have occurred up until and including the date Managing Director signs this Agreement. Managing Director agrees that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not release claims that cannot be released as a matter of law. This release further does not release claims for breach of Article 4.[2/3] of the Service Agreement.

3.    Severability. In the event that any provision or any portion of any provision hereof or any surviving agreement made a part hereof becomes or is declared by a court of competent jurisdiction or arbitrator to be illegal, unenforceable, or void, this Agreement shall continue in full force and effect without said provision or portion of provision.

5.    No Oral Modification. This Agreement may only be amended in a writing signed by Managing Director and a duly authorized officer of the Company.

6.    Governing Law. This Agreement is governed by Dutch law.

7.    Voluntary Execution of Agreement. Managing Director understands and agrees that Managing Director executed this Agreement voluntarily, without any duress or undue influence on the part or behalf of the Company or any third party, with the full intent of releasing all of Managing Director’s claims against the Company and any of the other Releasees. Managing Director acknowledges that: (a) Managing Director has read this Agreement; (b) Managing Director has not relied upon any representations or statements made by the Company that are not specifically set forth in this Agreement; (c) Managing Director has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of Managing Director’s own choice or has elected not to retain legal counsel; (d) Managing Director understands the terms and consequences of this Agreement and of the releases it contains; and (e) Managing Director is fully aware of the legal and binding effect of this Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

MANAGING DIRECTOR

Dated:
Florian Brand

ATAI Life Sciences N.V.

Dated:	By:
Name:
Title: